Exhibit 99.4

FORM OF LETTER TO CLIENTS FOR USE BY CUSTODIAN BANKS, BROKERS, DEALERS AND OTHER NOMINEE HOLDERS

Subscription Rights to Purchase Shares of Class A Common Stock Offered Pursuant to Subscription Rights Distributed to Holders of Eligible Securities of DISH Network Corporation

November 22, 2019

To Our Clients:

Enclosed for your consideration is a prospectus supplement, dated November 22, 2019 (the “Prospectus Supplement” and, together with the accompanying prospectus, dated November 7, 2019, the “Prospectus”), relating to the rights offering (the “Rights Offering”) by DISH Network Corporation, a Nevada corporation (the “Company”), of shares of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”), pursuant to transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of shares of its Class A Common Stock and Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), as well as the holders of its 2.375% Convertible Notes due 2024 and 3.375% Convertible Notes due 2026 (together, the “Convertible Notes” and, together with the Common Stock, the “Eligible Securities”), as of November 17, 2019 (the “Record Date”).1 The Subscription Rights are described in the Prospectus.

In the Rights Offering, the Company is offering up to an aggregate of 29,834,992 shares of its Class A Common Stock pursuant to the Prospectus. The Subscription Rights will expire, if not exercised, by 5:00 p.m. Eastern Time on December 9, 2019 (the “Expiration Date”), unless extended by the Company.

As described in the accompanying Prospectus, each record holder of Common Stock will receive one Subscription Right for every 18.475 shares of Common Stock owned of record as of the Record Date. Each record holder of the Convertible Notes will receive one Subscription Right for every 18.475 shares of Class A Common Stock into which their Convertible Notes would be convertible (the “Common Stock Equivalents”) based on the conversion rate (as defined in the applicable Indenture) in effect on the Record Date. The calculation of Common Stock Equivalents is solely for the purpose of allocating Subscription Rights in the Rights Offering. As of the date of the Prospectus Supplement, the Convertible Notes are not currently entitled to convert into shares of Class A Common Stock.

Each Subscription Right will allow the holder thereof to subscribe for one share of Class A Common Stock at the subscription price of $33.52 per whole share of Class A Common Stock (the “Subscription Price”). Subscription Rights will be rounded down to the nearest whole number and, accordingly, no fractional Subscription Rights will be issued in the Rights Offering. As an example, if you are the record holder of 1,000 shares of Common Stock or Common Stock Equivalents, as applicable, as of the Record Date, you would receive 54 Subscription Rights (rounded down to the nearest whole Subscription Right) and have the right to purchase up to 54 shares of our Class A Common Stock for $33.52 per share.

Any excess payments received by the subscription agent will be returned, without interest or deduction, promptly following the expiration of the Rights Offering.

The Subscription Rights will be transferable and are expected to trade on the NASDAQ Global Select Market (“NASDAQ”) on a “when-issued” basis under the symbol “DISHV” beginning on

[1]	Pursuant to the normal practices of NASDAQ, the Company expects that NASDAQ will set an ex-rights date for shares of the Company’s currently outstanding Class A Common Stock (which the Company anticipates will be on or about November 25, 2019). During the period from the Record Date to the ex-rights date, the Company’s Class A Common Stock will trade with the right to receive Subscription Rights (i.e. with “due bills” for the Subscription Rights attached). After the ex-rights date, the Company’s Class A Common Stock will trade without the right to receive Subscription Rights (i.e. without “due bills” for the Subscription Rights attached).

November 22, 2019, and on a “regular way” basis under the symbol “DISHR” beginning on November 25, 2019, until the close of trading on NASDAQ on December 9, 2019, the scheduled Expiration Date of this Rights Offering (or, if the offer is extended, on the extended Expiration Date).

THE BENEFICIAL OWNER ELECTION FORM AND THE OTHER MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF ELIGIBLE SECURITIES HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND TRANSFERS OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request your instructions as to whether you wish to elect to subscribe for any shares of the Company’s Class A Common Stock to which you are entitled or to transfer or sell any of your Subscription Rights pursuant to the terms of the Rights Offering. However, we urge you to read the Prospectus carefully before instructing us to exercise, transfer or sell your Subscription Rights.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of the Company’s Class A Common Stock to which you are entitled or transfer or sell your Subscription Rights, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form. Your Beneficial Owner Election Form should be forwarded to us as promptly as possible in order to permit us to exercise, transfer or sell Subscription Rights on your behalf in accordance with the terms of the Rights Offering. The Rights Offering will expire at the Expiration Date. Once you have exercised your Subscription Rights, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from Georgeson LLC, the information agent for the Rights Offering (the “Information Agent”). The Information Agent’s toll-free telephone number is (877) 278-4751. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,